                                 Exhibit 12.1

                              Kohl's Corporation
                      Ratio of Earnings to Fixed Charges
                                    ($000s)

                                               39 Weeks Ended
                                               --------------                               Fiscal Year (1)
                                            Oct 31,       Nov 1,      ------------------------------------------------------------
                                              1998         1997         1997         1996         1995         1994         1993
                                              ----         ----         ----         ----         ----         ----         ----
Earnings
  Income before income taxes and
    extraordinary items                     $161,787     $114,268     $235,063     $171,368     $122,729     $117,451     $ 96,691

  Fixed charges (3)                           46,049       42,628       57,446       42,806       30,649       19,758       16,144
  Less interest capitalized
    during period                             (1,215)      (1,611)      (2,043)      (2,829)      (1,287)        (603)        (376)
                                            --------     --------     --------     --------     --------     --------     --------
                                            $206,621     $155,285     $290,466     $211,345     $152,091     $136,606     $112,459
                                            ========     ========     ========     ========     ========     ========     ========

Fixed Charges
  Interest (expensed or capitalized) (3)    $ 18,196     $ 20,174     $ 26,304     $ 20,574     $ 14,774     $  7,911     $  6,253

  Portion of rent expense
    representative of interest                27,704       22,159       30,798       22,031       15,798       11,777        9,113

  Amortization of deferred
    financing fees                               149          295          344          201           77           70          778
                                            --------     --------     --------     --------     --------     --------     --------
                                            $ 46,049     $ 42,628     $ 57,446     $ 42,806     $ 30,649     $ 19,758     $ 16,144
                                            ========     ========     ========     ========     ========     ========     ========

Ratio of earnings to fixed charges              4.49         3.64         5.06         4.94         4.96 (2)     6.91         6.97
                                            ========     ========     ========     ========     ========     ========     ========

(1) Fiscal 1997, 1996, 1994 and 1993 are 52 week years and fiscal 1995 is a 53 week year.
(2) Excluding the credit operations non-recurring expense of $14,052, the ratio of earnings to fixed charges would be 5.40.
(3) Interest expense for fiscal 1997, 1996, and 1995 has been restated to properly reflect interest expense included on the Condensed Consolidated Statements of Income.